Exhibit 10.2

EXECUTION COPY

Purdue Pharmaceutical Products L.P.

One Stamford Forum

Stamford, CT 06901

July 31, 2009

Glenn A. Oclassen, President

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite #110

Point Richmond, CA 94804

Dear Mr. Oclassen:

This letter agreement sets out the understanding of the undersigned concerning a proposed license agreement between Purdue Pharmaceutical Products L.P. or one of its affiliates (“Purdue”) and Transcept Pharmaceuticals, Inc. (“Transcept”), under which Purdue would receive an exclusive license to seek regulatory approval of and commercialize Intermezzo® in the territory of Mexico (the “Proposed Transaction”). Transcept has agreed to grant Purdue (i) the exclusive right to review, study and determine, in Purdue’s sole discretion, the feasibility of developing and commercializing Intermezzo® in Mexico, and (ii) the exclusive option to negotiate the Proposed Transaction with Transcept ((i) and (ii) collectively, the “Option”), subject to the terms and conditions set forth below.

1) Purdue will pursue the Proposed Transaction if, in its sole judgment, Purdue determines that (i) [***] and (ii) [***]. If Purdue decides to pursue the Proposed Transaction and notifies Transcept of its decision in writing before the expiration of the Option Period (as defined below), then Purdue and Transcept will negotiate in good faith to agree upon a non-binding term sheet for the Proposed Transaction (the “Term Sheet”). Upon agreement of the Term Sheet, each party will request its counsel to begin working in good faith with the other party’s counsel as soon as reasonably practicable on the definitive transaction agreement and related documents containing the terms set forth in the Term Sheet and such other provisions as are customary in transactions of this nature. If Purdue decides not to pursue the Proposed Transaction before the expiration of the Option Period, it shall confirm and notify Transcept of its decision in writing. Upon Transcept’s receipt of Purdue’s written notification indicating that Purdue has decided not to pursue the Proposed Transaction, the Option shall automatically terminate and Transcept shall be permitted to negotiate a license agreement for Intermezzo® as it relates to the territory of Mexico with another party. Upon the expiration or termination of the Option pursuant to the terms of this letter agreement without the parties entering into a definitive transaction agreement in respect of the Proposed Transaction, a copy of the notice attached hereto as Exhibit A that has been duly executed by Purdue shall be delivered to Transcept.

2) The initial period of the Option shall be the [***] period beginning on the date of this letter agreement (the “Initial Option Period”, and together with any Renewal Period as

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

defined below, the “Option Period”). The Option will renew for [***] periods following the Initial Option Period (each, a “Renewal Period”) if Purdue pays the Option Fee (as defined below) prior to the expiry of the then-current Option Period. Purdue shall be obligated to pay a fee of [***] to Transcept at the commencement of the Initial Option Period and prior to the commencement of each Renewal Period, if any (the “Option Fee(s)”). Notwithstanding the foregoing, prior to the date that Purdue gives Transcept notice of its acceptance of the United States New Drug Application for Intermezzo® following such New Drug Application’s final approval by the United States Food and Drug Administration (the “NDA Acceptance Date”), the Option will automatically renew for successive Renewal Periods on the [***] of the date of this letter agreement, unless the Option is terminated by Purdue as set forth in paragraph 1, and no Option Fees shall be payable by Purdue but instead shall accrue upon the commencement of each Option Period. All accrued Option Fees shall be paid to Transcept within [***] after the NDA Acceptance Date. Transcept shall be required to negotiate the Proposed Transaction, if so requested by Purdue, at any time during the Option Period, so long as Purdue has paid to Transcept the Option Fee(s) required to be paid to Transcept as of such time. For the avoidance of doubt, (i) if, (A) following the NDA Acceptance Date, Purdue fails to pay the accrued Option Fee(s) required to be paid to Transcept by the deadline set forth above and Purdue does not make such payment within [***] of Purdue receiving written notice from Transcept that Purdue has failed to pay such Option Fee(s) by the deadline set forth above, or (B) after the NDA Acceptance Date, Purdue elects not to pay any subsequent yearly renewal Option Fee within [***] of Purdue receiving written notice from Transcept that Purdue has failed to pay such Option Fee, then the restrictions described in paragraph 5 below shall no longer apply and Transcept shall be free to negotiate with third parties regarding the Proposed Transaction and to enter into a definitive agreement with one or more third parties with respect to the Proposed Transaction, (ii) no Option Fee(s) will be paid to Transcept prior to the NDA Acceptance Date, and (iii) if the NDA Acceptance Date does not occur or the Option expires pursuant to paragraph 3 below prior to the NDA Acceptance Date, then Purdue will not owe Transcept any accrued Option Fee(s).

3) If, at any time after the date hereof, the United States License and Collaboration Agreement, dated as of July 31, 2009, by and between Transcept and Purdue expires or terminates, then the Option shall be terminable upon thirty (30) days’ prior written notice from Transcept to Purdue.

4) On the date the approved NDA No. 22-328 for Intermezzo® is transferred to Purdue (the “NDA Transfer Date”), Transcept shall assign or cause its affiliates to assign to Purdue or Purdue’s designee, the mark “INTERMEZZO™”, together with any registrations or applications for registration therefor, in Mexico, and all other marks confusingly similar thereto, all variations of such marks, all members of any families of any of the foregoing marks, all designs and styles used by Transcept in the depiction of the foregoing marks and any copyrights therein, and all goodwill appurtenant to any of the foregoing, that are owned or controlled by Transcept as of the NDA Transfer Date, in all respects free and clear of any and all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature. In connection with the foregoing, on the date the assignment of said trademark(s) occurs, Transcept shall take all reasonable actions and execute all documentation necessary to effect such assignment, including an Assignment of Trademark, substantially in the form of assignment attached hereto as Exhibit B and suitable for recordation with the Instituto Mexicano de la

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Propiedad Industrial (Mexican Patent and Trademark Office) and/or any other applicable governmental or regulatory authority in Mexico and thereafter shall take all reasonable actions requested by Purdue to perfect Purdue’s rights in the assigned trademark(s) throughout Mexico at the expense of Purdue, including the execution and delivery of any additional documents of assignment.

5) In order to provide a reasonable period for Purdue to evaluate and for the parties to reach a definitive agreement in respect of the Proposed Transaction, the parties agree that during the Option Period, unless Purdue shall have notified Transcept in writing that it has decided not to pursue the Proposed Transaction, neither Transcept nor any of its affiliates, or any of its or their respective directors, officers, employees, financial advisors or counsel, agents or representatives or any other party retained or engaged by Transcept or any affiliate of Transcept to assist in the analysis, the arranging, brokering, financing, negotiation or consummation of the Proposed Transaction at any time will (either directly or through any intermediary) solicit, entertain offers or bids from, respond to, negotiate with or consider any offer, bid or proposal of any other person for a transaction that would conflict with or impede the Proposed Transaction in any respect, or provide any non-public information to any third party in connection with such an offer, bid or proposal. Nothing herein shall preclude Transcept from responding to inquiries from prospective licensees regarding the Proposed Transaction by informing such prospective licensees that Transcept is contractually prohibited from negotiating or granting licenses to Intermezzo® in Mexico.

6) Except as otherwise agreed between the parties, during the period from the date hereof until the earlier of (i) the expiration or termination of the Option Period and (ii) the date on which Purdue provides Transcept with written notice that negotiations towards a definitive agreement are terminated, Transcept will (a) reasonably cooperate with Purdue to provide access to Purdue of Transcept’s books and records, and all other relevant documents and data, in each case, to the extent related to the Proposed Transaction, (b) prepare, file, prosecute and maintain all of its patents related to the Intermezzo® product in Mexico, and (c) keep Purdue informed, in a timely manner, of material communications, notifications or other information which it receives or provides (directly or indirectly) with respect to the Intermezzo® product or related patents and intellectual property with any regulatory authority in Mexico, including, without limitation, the Instituto Mexicano de la Propiedad Industrial (Mexican Patent and Trademark Office) and Federal Commission for Sanitary Risk Protection (COFEPRIS). Notwithstanding the foregoing subsections (b) and (c) above, Transcept agrees that it shall not, during the Option Period, develop Intermezzo® for Mexico or contact any regulatory authority in Mexico regarding Intermezzo® without obtaining Purdue’s prior written consent.

7) Except as and to the extent required by law, without the prior written consent of the other party, neither Purdue nor Transcept will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise publicly disclose or permit the public disclosure of this letter agreement or any of the terms, conditions or other aspects of the Proposed Transaction between the parties. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons such disclosure is required by law and the time and place the disclosure will be made and the opportunity to consult with respect thereto. Disclosure shall be made only of that part of information that counsel advises that the party is legally required to disclose. All disclosures are subject to the terms of the Confidentiality Agreement (as defined in paragraph 10).

8) Transcept represents and warrants that Transcept has not and will not incur any liability in connection with the Proposed Transaction to any third party with whom Transcept has had discussions regarding any other transaction or the Proposed Transaction, and Transcept shall indemnify and hold harmless Purdue and its affiliates and any of their respective successors and assigns from any and all such claims.

9) Each party will be responsible for and bear all of its own fees and expenses (including any broker’s or finder’s fees and the fees and expenses of its attorneys and other advisors) incurred at any time in connection with pursuing or consummating the Proposed Transaction.

10) Except for the Confidentiality Agreement, dated July 31, 2009, by and between Transcept and Mundipharma International Corporation Limited, an affiliate of Purdue (the “Confidentiality Agreement”), the provisions of this letter agreement constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct or dealings between the parties on the subject matter set forth herein. The provisions of this letter agreement may only be amended or modified by a writing executed by each of the parties. This letter agreement will be governed by and construed under the laws of the State of New York, without regard to conflict of laws principles. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, will constitute one and the same agreement. This letter agreement will be binding on each party’s successors or assigns. Any successor of a party or assignee of a party’s rights and/or obligations hereunder will expressly assume performance of such rights and/or obligations.

11) Neither party will be obligated to proceed with the Proposed Transaction unless and until it is approved by both parties’ respective boards of directors and a definitive transaction agreement is signed, it being the express intent of the parties hereto that neither party shall be bound in the absence of such board approvals and such definitive agreement. Neither party will have any obligation of any sort under this letter agreement or in connection with the Proposed Transaction except (i) as may be agreed in writing by the parties hereafter in a definitive transaction agreement and (ii) as provided explicitly in this letter agreement (the “Binding Obligations”). In all other respects, this letter will not bind any party to enter into the Proposed Transaction. Except as may be expressly provided in the Binding Obligations, no past or future action, course of conduct or failure to act relating to the Proposed Transaction, or relating to the negotiation of, or the failure to negotiate, the terms of the Proposed Transaction will give rise to any obligation or other liability on the part of the parties hereto. In the event the parties enter into a definitive agreement with respect to the Proposed Transaction, such agreement will supersede this letter agreement in all respects. In the event this letter agreement is terminated prior to entering into a definitive agreement relating to the Proposed Transaction, numbered paragraphs 7, 8, 9, 10 and 11 shall survive such termination.

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If the foregoing correctly sets forth our entire understanding, please sign and return the enclosed copy of this letter agreement in the space provided below.

Very truly yours,

PURDUE PHARMACEUTICAL PRODUCTS L.P.

By:	Purdue Pharmaceutical Products Inc., its
general partner

By:	/s/ Edward B. Mahony
Name: Edward B. Mahony
Title: EVP and CFO

Accepted and Agreed to:

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Glenn A. Oclassen
Name: Glenn A. Oclassen
Title: President

EXHIBIT A

[Letterhead of Purdue Pharmaceutical Products L.P.]

[            ], 20[    ]

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite #110

Point Richmond, CA 94804

Dear [            ]:

The undersigned hereby agrees that the territory of Mexico is deemed to be a part of the “Transcept Territory” as that term is defined in the license and collaboration agreement in respect of Intermezzo® between Transcept and the undersigned. This agreement shall be effective solely upon, and as of the date of, delivery of this letter to Transcept.

Very truly yours,

Purdue Pharmaceutical Products L.P.

By:	Purdue Pharmaceutical Products Inc., its
general partner

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT

Transcept Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 1003 W. Cutting Blvd., Suite # 110, Pt. Richmond, California 94804 (“Transcept”), owning the entire ownership of the INTERMEZZO™ trademarks set forth on Schedule A hereto, hereby, for good and valuable consideration received by Transcept, (a) confirms that it has sold and assigned, and does hereby sell and assign, to PURDUE PHARMACEUTICAL PRODUCTS L.P., a Delaware limited partnership having a place of business at One Stamford Forum, Stamford, Connecticut 06901 (“Purdue”), its successors and assigns, the entire ownership interest in the INTERMEZZO™ trademarks set forth on Schedule A hereto and the goodwill attached thereto, to be held and enjoyed by Purdue, its successors, assigns, or other legal representatives, to the full end of the term thereof, as may be extended by law as fully and entirely as the same would have been held and enjoyed by Transcept if this assignment and sale had not been made, including, but not limited to, the right to sue for past infringement, and (b) authorizes and requests the Instituto Mexicano de la Propiedad Industrial (Mexican Patent and Trademark Office) and any other granting authority to issue any trademark, and any extensions or Supplementary Protections, resulting from or based in whole upon said INTERMEZZO™ trademarks to Purdue.

TRANSCEPT PHARMACEUTICALS, INC.

By:
Name:
Title: